Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-207569, 333-114932, 333-62188, 333-34095, 333-169490, and 333-205748) of RF Industries, Ltd., of our report dated January 27, 2017 on our audits of the consolidated financial statements of RF Industries, Ltd. and Subsidiaries as of October 31, 2016 and 2015 and for the years then ended, included in this Annual Report on Form 10-K of RF Industries, Ltd. for the year ended October 31, 2016.

/s/ CohnReznick LLP

San Diego, California

January 27, 2017